Exhibit 99.1

Ur-Energy Provides 2016 Q4 and Year-End Operational Results

Littleton, Colorado (PR Newswire – January 11, 2017) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) reports the following operational results for fourth quarter and year-end 2016, and other recent developments.

Lost Creek Highlights

	Lost Creek Operations
	Units	2016 Q1	2016 Q2	2016 Q3	2016 Q4	2016

U3O8 Captured	(‘000 lbs)	159.3	133.3	141.8	103.6	538.0
U3O8 Dried & Drummed	(‘000 lbs)	173.8	130.3	145.9	111.1	561.1
U3O8 Sold (from production)	(‘000 lbs)	75.0	187.0	200.0	100.0	562.0

Average Flow Rate	(gpm)	1,853	2,210	2,469	2,559	2,274
U3O8 Head Grade	(mg/l)	82	58	55	39	58

Lost Creek Uranium Sales and Operational Highlights

For the quarter, 103,558 pounds of U3O8 were captured within the Lost Creek plant; 111,049 pounds U3O8 were packaged in drums; and 98,775 pounds U3O8 of drummed inventory were shipped from the Lost Creek processing plant to the converter. Production was controlled at lower levels as the market remained depressed and contract commitments were largely met earlier in the year. At December 31, inventory at the conversion facility was approximately 84,689 pounds U3O8.

Contract sales for the quarter from Lost Creek-produced U3O8 totaled 100,000 pounds at an average price of $32.70 per pound, for sales revenues of $3.3 million. No spot sales were made during the quarter due to the continuing low spot price environment. For the year, we had 662,000 pounds U3O8 under contract at an average price of $47.61. 200,000 of the contracted U3O8 pounds were assigned to a third party in 2016 Q1. The Company recognized $2.6 million in deferred revenue from the first half of the assignment transaction in 2016 Q3. The Company will recognize an additional $2.5 million of deferred revenue from the second half of the assignment transaction in 2016 Q4. Excluding the assignment transaction, the Company sold 562,000 pounds U3O8 from Lost Creek production at an average price of $39.49 per pound, which includes 462,000 pounds from contract sales and 100,000 pounds of spot sales. This concludes the third calendar year with consecutive quarterly sales since operations began at Lost Creek in August 2013.

In 2016 Q4, production continued to be sourced from 13 header houses in the first mine unit. During 2016, only one header house (HH13) was brought online. Following its commissioning, staff initiated refinements to other header houses and production processes based upon results at HH13. After more than three years of operations, the first mine unit still produced a yearly average head grade of 58 ppm. However, the head grade during Q4 averaged 39 ppm. The lower head grade during this period of operation, as well as varying month-to-month grades, is a typical result as the mine matures and older operating patterns remain in the flow regime.

Jeff Klenda, Chair and CEO of Ur-Energy, said “We are pleased that our operations in 2016 continued at rates still well above initial projections for this period in Lost Creek’s production life. Reliable cash flow from long-term sales agreements continues to protect and distinguish our Company during this challenging time in the market. Cash flow is more important now than ever before.”

Permitting Update

The final operational approvals for Underground Injection Control (UIC) Class V wells at Lost Creek were received during the quarter, following pre-operational testing. These approvals and final pre-commissioning refinements of the system allow for the onsite disposal of fresh permeate (i.e., clean water) into Class V wells. Site operators will use the reverse osmosis circuits, which were installed during initial construction of the plant, to treat process waste water into brine and permeate streams. The brine stream will continue to be disposed of in the UIC Class I deep wells while the clean, permeate stream will be injected into the UIC Class V wells. It is expected that these operational procedures, which are currently being commissioned, will significantly enhance waste water disposal capacity at the site and allow wellfield flow rates to be increased.

Retirement of RMB Debt Facility

We retired our last remaining debt facility with RMB Australia Resources Limited (“RMB”) in December 2016. The debt facility was one among several that RMB advanced to the Company in 2013. The facilities were used to continue the construction of Lost Creek uninterrupted, and to make the Pathfinder Mines Corporation (Shirley Basin / Lucky Mc) acquisition.

Roger Smith, CFO of Ur-Energy, said “In a year where many companies were unable to make their scheduled debt payments and were forced to renegotiate their debt agreements, often at unfavorable terms, we were very pleased to successfully conclude this obligation. Once again, we thank RMB for their strong commitment and support of our projects and Company.”

Guidance for 2017

As previously disclosed, the Company has contractually committed 600,000 pounds during 2017, at an average price of approximately $51 per pound. We have established the schedule for those commitments for the year. We will provide further guidance for the upcoming year at the time of filing our Annual Report on Form 10-K, which is currently anticipated to be filed on Friday, March 3, 2017.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Applications for permits and licenses to operate Shirley Basin have begun to be submitted to regulators. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; ability to obtain additional long-term contracts at advantageous pricing; results of Class V operations) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.